Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
REPORTS RECORD FOURTH QUARTER PROFIT
Reports 2010 Outlook

Tulsa, Oklahoma, February 17, 2010:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the fourth quarter and year ended December 31, 2009.  Net income for the 2009 fourth quarter was $11.5 million, or $0.42 per diluted share, compared to a net loss of $72.2 million, or $3.36 loss per diluted share, in the fourth quarter of 2008. Net income for the fourth quarter of 2009 included a favorable impact on income of $0.14 per diluted share, compared to a loss of $1.54 per diluted share in last year’s fourth quarter, both of which relate to changes in fair value of derivatives and impairments of long-lived assets.

Non-GAAP net income for the 2009 fourth quarter was $7.7 million, or $0.28 per diluted share, compared to a non-GAAP net loss of $39.1 million, or $1.82 loss per diluted share, for the 2008 fourth quarter. Non-GAAP net income (loss) excludes the (increase) decrease in fair value of derivatives and non-cash charges related to the impairments of long-lived assets, net of related tax impact.  Corporate Adjusted EBITDA for the fourth quarter of 2009 was $26.2 million, compared to a loss of $43.4 million in the fourth quarter of 2008.  Reconciliations of non-GAAP to GAAP results are included in Tables 3 and 4.

“We are all proud of the Company’s dramatic financial turnaround that is clearly demonstrated in our operating results for the quarter and full year.  The Company realized a $69.6 million year-over-year improvement in Corporate Adjusted EBITDA for the fourth quarter.  Additionally, we also are reporting our fourth consecutive quarter of year-over-year improvement in financial performance while operating in the challenging economy of 2009,” said Scott L. Thompson, President and Chief Executive Officer.

For the quarter ended December 31, 2009, the Company’s total revenue was $345.3 million, as compared to $355.1 million for the comparable 2008 period.  The decline in revenue was primarily driven by a 12.2 percent decrease in rental days, partially mitigated by an 11.6 percent improvement in revenue per day.  On a same store basis, rental revenues for locations open during both periods were up 1.7 percent compared to the fourth quarter of 2008.  The fourth quarter average fleet was down 10.5 percent compared to the fourth quarter of 2008.

“Revenue for the quarter was in line with our expectations and our overall return on asset strategy.  We continue to focus on the profitability of rental transactions and overall price discipline in the industry.  Consistent with our strategy, at times we will accept lower transaction days and utilization in order to maintain the proper balance between price and volume,” said Thompson.

Per vehicle depreciation cost of $274 per month in the fourth quarter of 2009 was approximately 33 percent lower than the comparable quarter of 2008.  Numerous factors drove the improvement in depreciation cost per vehicle, including a significant improvement in used vehicle residual values as they recovered from the historical lows experienced in the fourth quarter of 2008, extension of our fleet holding periods, better mix optimization, a move towards a greater proportion of risk vehicles in the fleet and more effective remarketing.  Vehicle utilization was 78.8 percent, down 150 basis points from last year’s fourth quarter. Utilization was adversely impacted by an increase in the number of vehicles held for remarketing during the period and the Company’s focus on price discipline.

Direct vehicle and operating expenses and selling, general and administrative expenses were lower in the fourth quarter of 2009 compared to the same quarter in 2008 primarily as a result of transaction declines, cost reduction efforts and cost efficiency initiatives.  As a percentage of revenues, these operating expenses declined 620 basis points to 65.1 percent of revenues, compared to 71.3 percent in the fourth quarter of 2008.  Interest expense for the fourth quarter of 2009 declined on a year-over-year basis primarily as a result of a $760 million reduction in debt compared to 2008 levels, partially offset by lower returns on invested cash.

Full Year Results

For the year ended December 31, 2009, net income was $45.0 million, or $1.88 per diluted share.  For the year ended December 31, 2008, the net loss was $346.7 million, or $16.22 loss per diluted share. The net loss in 2008 included a $14.31 loss per diluted share related to the impairment of goodwill and long-lived assets and changes in fair value of derivatives, compared to a favorable impact on income of $0.65 per diluted share in 2009. Consistent with our 2009 revenue guidance, total revenue for the year was $1.55 billion, a decrease of 8.9 percent over the comparable period in 2008.

Non-GAAP earnings per diluted share for the year ended December 31, 2009 was $1.24, compared to a non-GAAP loss per diluted share of $1.91 for the same period in 2008. Non-GAAP net income (loss) excludes the (increase) decrease in fair value of derivatives and the non-cash charges related to the impairment of goodwill and long-lived assets, net of related tax impact.  Corporate Adjusted EBITDA for the year ended December 31, 2009 was $99.4 million, an increase of $101.7 million from the $2.3 million loss for the year ended December 31, 2008.  A reconciliation of non-GAAP to GAAP results is included in Tables 3 and 4.

“As we began 2009, we faced a number of significant challenges that necessitated changing the Company rapidly in order to enhance our competitiveness and to properly position the Company for success.  I would like to thank the entire Dollar Thrifty team for their openness to change and their significant contributions in a difficult year,” said Thompson.

Liquidity and Capital Resources

During the fourth quarter of 2009, the Company further strengthened its liquidity and tangible net worth through a successful $120 million equity offering.  As of December 31, 2009, the Company had $500 million in cash and cash equivalents, and an additional $623 million in restricted cash and investments primarily available for the purchase of vehicles and/or repayment of vehicle financing obligations. The Company’s tangible net worth at December 31, 2009 was $368 million.

2010 Outlook

The Company expects industry conditions to improve slightly in 2010 as a result of several factors.  Continued improvement in the overall economy, combined with ongoing recovery in the credit markets, is expected to result in low single-digit growth in transaction days in 2010.  The Company believes that customer demand for its value-oriented leisure brands and continued industry pricing discipline will result in moderate price increases in revenue per day on a year-over-year basis.  Finally, the Company believes that recent favorable trends in the used vehicle markets will continue throughout 2010, resulting in solid residual values and improvements in monthly fleet operating costs year-over-year.

Based on the above expectations, the Company is targeting Corporate Adjusted EBITDA for the full year of 2010 to be within a range of $120 million to $140 million.  The Company provided the following additional information with respect to its full year guidance:

•	Vehicle rental revenues are projected to be up 2 – 4 percent compared to 2009, resulting from low single-digit increases in both transaction days and revenue per day.
•
Vehicle depreciation costs for the full year of 2010 are expected to be approximately $325 per vehicle per month.  The Company noted that disposition of vehicles is expected to create some volatility in the level of these costs on a quarter-to-quarter basis.

“In 2009, our primary objectives were the preservation of liquidity and maximization of cash flow.  With those objectives achieved, the Company is well positioned to take advantage of a mildly improving economy.  We will seek profitable transaction growth in 2010 with the objective of maximizing return on assets for our shareholders,” said Thompson.

Web cast and conference call information
The Dollar Thrifty Automotive Group, Inc. fourth quarter and full year 2009 earnings conference call will be held on Wednesday, February 17th, at 8:00 a.m. (CST). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, www.dtag.com, or by dialing 888-946-7608 (domestic) or 630-395-0278 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through March 3, 2010, by calling 866-491-2914 (domestic) or 203-369-1721 (international). The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.
Dollar Thrifty Automotive Group, Inc. is headquartered in Tulsa, Oklahoma.  Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 80 countries.  Dollar and Thrifty have over 600 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 6,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them.  Risks and uncertainties that could materially affect future results include:

•
the impact of persistent pricing and demand pressures, particularly in light of the continuing volatility in the global financial and credit markets and concerns about global economic prospects and the timing and strength of a recovery, which have continued to depress consumer confidence and spending levels;

•	whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stimulate economic growth will be successful;
•	the effectiveness of actions we take to manage costs and liquidity and whether further reductions in the scope of our operations will be necessary in light of the economic environment;
•
our ability to obtain cost-effective financing as needed (including replacement of asset backed medium term notes and other indebtedness as it comes due) without unduly restricting operational flexibility, particularly if global economic conditions and credit markets fail to improve;

•
our ability to comply with financial covenants or to obtain necessary amendments or waivers, and the impact of the terms of any required amendments or waivers, such as potential reductions in lender commitments;

•	whether efforts to revitalize the U.S. automotive industry are successful, particularly in light of our dependence on vehicle supply from U.S. automotive manufacturers;
•	the impact of pricing and other actions by competitors;
•
our ability to manage the consequences under our financing agreements of an event of bankruptcy with respect to any of the monoline insurers that provide credit support for our asset backed financing structures;

•	the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used car market on our ability to reduce our fleet capacity as and when projected by our plans;
•
the potential for significant cash tax payments in 2010 as a result of the reduction in our fleet size and the resulting impact of our inability to defer gains on the disposition of our vehicles under our like-kind exchange program;

•
our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly in light of the significant increase in the level of Non-Program Vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to the used car market;

•	the impact of our strategy to increase holding periods for vehicles in our fleet, including potential adverse customer perceptions of the quality of our fleet and increased servicing costs;
•	airline travel patterns, including disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions;
•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed;
•	volatility in gasoline prices;
•	access to reservation distribution channels;
•	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
•
the cost of regulatory compliance, costs and other effects of potential future initiatives, including those directed at climate change and its effects, and the costs and outcome of pending litigation; and

•	the impact of natural catastrophes and terrorism.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the Securities and Exchange Commission.

Contacts:

Financial:	Media:
H. Clifford Buster III	Chris Payne
Chief Financial Officer	Senior Manager
(918) 669-3277	Corporate Communications
(918) 669-2236
chris.payne@dtag.com

Investor Relations:
Kindra Marts
Director – Investor Relations
(918) 669-2119
kindra.marts@dtag.com

					Table 1
Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	December 31,		Total revenues
	2009	2008	2009		2008
Revenues:
Vehicle rentals	$329,746	$336,731	95.5%		94.8%
Other	15,576	18,378	4.5%		5.2%
Total revenues	345,322	355,109	100.0%		100.0%

Costs and Expenses:
Direct vehicle and operating	178,354	199,550	51.6%		56.2%
Vehicle depreciation and lease charges, net	80,886	132,739	23.4%		37.4%
Selling, general and administrative	46,638	53,453	13.5%		15.1%
Interest expense, net	22,930	27,533	6.6%		7.7%
Goodwill and long-lived asset impairment	1,948	16,678	0.7%		4.7%
Total costs and expenses	330,756	429,953	95.8%		121.1%

(Increase) decrease in fair value of derivatives	(8,825)	34,071	(2.6%	)	9.6%

Income (loss) before income taxes	23,391	(108,915)	6.8%		(30.7%	)

Income tax expense (benefit)	11,927	(36,737)	3.5%		(10.4%	)

Net income (loss)	$11,464	$(72,178)	3.3%		(20.3%	)

Earnings (loss) per share: (b)
Basic	$0.44	$(3.36)
Diluted	$0.42	$(3.36)

Weighted average number
of shares outstanding: (b)
Basic	25,920,013	21,469,360
Diluted	27,490,310	21,469,360

				Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Year ended		As % of
	December 31,		Total revenues
	2009	2008	2009		2008
Revenues:
Vehicle rentals	$1,472,918	$1,616,153	95.3%		95.2%
Other	73,331	81,840	4.7%		4.8%
Total revenues	1,546,249	1,697,993	100.0%		100.0%

Costs and Expenses:
Direct vehicle and operating	768,456	888,294	49.7%		52.3%
Vehicle depreciation and lease charges, net	426,092	539,406	27.6%		31.8%
Selling, general and administrative	200,389	213,734	13.0%		12.6%
Interest expense, net	96,560	110,424	6.2%		6.5%
Goodwill and long-lived asset impairment	2,592	366,822	0.1%		21.6%
Total costs and expenses	1,494,089	2,118,680	96.6%		124.8%

(Increase) decrease in fair value of derivatives	(28,848)	36,114	(1.8%	)	2.1%

Income (loss) before income taxes	81,008	(456,801)	5.2%		(26.9%	)

Income tax expense (benefit) (2008 Restated) (a)	35,986	(110,083)	2.3%		(6.5%	)

Net income (loss) (2008 Restated) (a)	$45,022	$(346,718)	2.9%		(20.4%	)

Earnings (loss) per share: (2008 Restated) (a) (b) (c)
Basic	$1.98	$(16.22)
Diluted	$1.88	$(16.22)

Weighted average number
of shares outstanding: (b)
Basic	22,687,077	21,375,589
Diluted	23,966,538	21,375,589

(a) The amounts for 2008 have been restated to correct an error in the calculation of the income tax benefit related to the goodwill and long-lived asset impairments during the first quarter of 2008.  This restatement decreases the income tax benefit, increases the net loss, increases deferred tax liabilities and decreases retained earnings, each of which is impacted by $6.3 million.

(b) Because the Company incurred a loss from continuing operations during the quarter and year ended December 31, 2008, outstanding stock options, performance awards and employee and director compensation shares deferred are anti-dilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such period.

(c) The underlying diluted per share information is calculated from the weighted average common and common stock equivalents outstanding during each quarter, which may fluctuate based on quarterly income levels and market prices. Therefore, the sum of the quarters' per share information may not equal the full year-to-date amounts.

					Table 2
Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended		Year ended
	December 31, 2009		December 31, 2009
OPERATING DATA:

Vehicle Rental Data:

Average number of vehicles operated	96,306		102,948
% change from prior year	(10.5%	)	(14.4%	)
Number of rental days	6,983,015		30,616,395
% change from prior year	(12.2%	)	(17.0%	)
Vehicle utilization	78.8%		81.5%
Percentage points change from prior year	(1.5) p.p.		(2.3) p.p.
Average revenue per day	$47.22		$48.11
% change from prior year	11.6%		9.8%
Monthly average revenue per vehicle	$1,141		$1,192
% change from prior year	9.4%		6.5%

Average depreciable fleet	98,437		105,301
% change from prior year	(9.8%	)	(14.9%	)
Monthly average depreciation (net) per vehicle	$274		$337
% change from prior year	(32.5%	)	(7.2%	)

FINANCIAL DATA: (in millions) (unaudited)

Non-vehicle depreciation and amortization	$6		$27
Non-vehicle interest expense	3		13
Non-vehicle interest income	-		(2)
Non-vehicle capital expenditures	9		16
Cash paid for income taxes	4		22

			Table 2 (Continued)
Selected Balance Sheet Data
(In millions)

	December 31,
	2009	2008
	(unaudited)

Cash and cash equivalents (d)	$500	$230
Restricted cash and investments	623	597
Revenue-earning vehicles, net	1,229	1,946

Vehicle debt	1,570	2,310
Non-vehicle debt (corporate debt)	158	178
Stockholders' equity (2008 Restated) (a)	394	209

Adjusted Tangible Net Worth Calculation
(In millions)

	December 31,
	2009	2008
	(unaudited)

Stockholders' equity (2008 Restated) (a)	$394	$209
Less: Intangible assets, net	(26)	(30)
Plus: Accumulated other comprehensive loss	18	29
Adjusted tangible net worth	$386	$208

(d) Under the terms of an amendment to the Senior Secured Credit Facilities, the Company is required to maintain a minimum cash balance of $100 million at all times, such minimum balance is included in cash and cash equivalents herein.

				Table 3
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Non-GAAP pretax income (loss), Non-GAAP net income (loss) and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives and the impact of goodwill and long-lived asset impairments, net of related tax impact (as applicable), from the reported GAAP measure. Due to volatility resulting from the mark-to-market treatment of the derivatives and the nature of the non-cash impairments, the Company believes non-GAAP measures provide an important assessment of year-over-year operating results. See table below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income (loss) per the income statement to non-GAAP pretax income (loss):

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in thousands)		(in thousands)

Income (loss) before income taxes - as reported	$23,391	$(108,915)	$81,008	$(456,801)

(Increase) decrease in fair value of derivatives	(8,825)	34,071	(28,848)	36,114

Goodwill and long-lived asset impairment	1,948	16,678	2,592	366,822

Pretax income (loss) - non-GAAP	$16,514	$(58,166)	$54,752	$(53,865)

The following table reconciles reported GAAP net income (loss) per the income statement to non-GAAP net income (loss):

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in thousands)		(in thousands)

Net income (loss) - as reported (2008 Restated) (a)	$11,464	$(72,178)	$45,022	$(346,718)

(Increase) decrease in fair value of derivatives, net of tax (e)	(4,950)	20,070	(16,917)	21,271

Goodwill and long-lived asset impairment, net of tax (2008 Restated) (a) (f)	1,209	13,058	1,497	284,537

Net income (loss) - non-GAAP	$7,723	$(39,050)	$29,602	$(40,910)

The following table reconciles reported GAAP diluted earnings (loss) per share ("EPS") to non-GAAP diluted EPS:

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008

EPS, diluted - as reported (2008 Restated) (a)	$0.42	$(3.36)	$1.88	$(16.22)

EPS impact of (increase) decrease in fair value of derivatives, net of tax	(0.18)	0.93	(0.71)	1.00

EPS impact of goodwill and long-lived asset impairment, net of tax (2008 Restated) (a)	0.04	0.61	0.06	13.31

EPS, diluted - non-GAAP (g)	$0.28	$(1.82)	$1.24	$(1.91)

(e) The tax effect of the (increase) decrease in fair value of derivatives is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the derivative instruments which amounts are ($3,875,000) and $14,001,000 for the three months ended December 31, 2009 and 2008, respectively, and ($11,931,000) and $14,843,000 for the year ended December 31, 2009 and 2008, respectively.

(f) The tax effect of the goodwill and long-lived asset impairment is calculated using the tax-deductible portion of the impairment and applying the entity-specific, U.S. federal and blended state tax rate which amounts are $739,000 and $3,620,000 for the three months ended December 31, 2009 and 2008, respectively, and $1,095,000 and $82,285,000 for the year ended December 31, 2009 and 2008, respectively.

(g) Since each category of earnings per share is computed independently for each period, total per share amounts may not equal the sum of the respective categories.

				Table 4
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items as recapped below. The Company believes Corporate Adjusted EBITDA is important as it provides investors with a supplemental measure of the Company's liquidity by adjusting earnings to exclude certain non-cash items. The Company has revised its calculation of Corporate Adjusted EBITDA for all periods presented to be consistent. EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity. Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Reconciliation of Net Income (Loss) to
Corporate Adjusted EBITDA

Net income (loss) - as reported (2008 Restated) (a)	$11,464	$(72,178)	$45,022	$(346,718)

(Increase) decrease in fair value of derivatives	(8,825)	34,071	(28,848)	36,114
Non-vehicle interest expense	2,644	5,275	12,797	17,620
Income tax expense (benefit) (2008 Restated) (a)	11,927	(36,737)	35,986	(110,083)
Non-vehicle depreciation	4,142	6,216	19,200	22,722
Amortization	1,839	2,011	7,994	7,355
Non-cash stock incentives	1,080	1,563	4,698	3,917
Goodwill and long-lived asset impairment	1,948	16,678	2,592	366,822
Other	(1)	(280)	(6)	-

Corporate Adjusted EBITDA	$26,218	$(43,381)	$99,435	$(2,251)

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities

Corporate Adjusted EBITDA	$26,218	$(43,381)	$99,435	$(2,251)

Vehicle depreciation, net of gains/losses from disposal	80,831	132,545	425,574	538,250
Non-vehicle interest expense	(2,644)	(5,275)	(12,797)	(17,620)
Change in assets and liabilities, net of acquisitions, and other	17,492	(112,380)	148,961	(48,330)
Net cash provided by (used in) operating activities	$121,897	$(28,491)	$661,173	$470,049

Memo:
Net cash provided by (used in) investing activites	$(15,401)	$196,864	$153,706	$(161,260)
Net cash provided by (used in) financing activities	$87,922	$(147,939)	$(644,111)	$(180,178)